EXHIBIT 8.1

                                August __, 1998

Mr. Richard M. Adams
United Bankshares, Inc.
514 Market Street
Post Office Box 1508
Parkersburg, West Virginia  26102-1508

Dear Mr. Adams:

                  You have requested our opinion on certain federal income tax consequences relating to the merger of Fed One Bancorp, Inc. ("Fed One") with and into UBC Holding Company, Inc. ("UBC"), a wholly-owned subsidiary of United Bankshares, Inc. ("United").

                  The relevant facts concerning the mergers are set forth in the Agreement and Plan of Merger dated as of February 18, 1998, executed by the above parties. A description of the transaction set forth therein (the "Transaction") is incorporated herein by reference. We have assumed with your consent that: (i) the merger will be effected in accordance with the Agreement and Plan of Merger, and will qualify under applicable law, and (ii) the representations contained in the letters from United and Fed One were true and correct at all relevant times.

                                REPRESENTATIONS
                                ---------------

                  In addition to the general statement of facts set forth in the Registration Statement, and exhibits attached thereto, that the parties to the Transaction have made the following representations concerning the proposed merger of Fed One with and into UBC:

                  (1) The merger will constitute a valid statutory merger under the applicable laws of West Virginia and Delaware.

                  (2) The fair market value of United common stock and other consideration received by each Fed One shareholder will be approximately equal to the fair market value of the Fed One common stock surrendered in the exchange.

                  (3) There is no plan or intention by the shareholders of Fed One who own 5% or more of the Fed One common stock, and, to the best of the knowledge of the management of United and Fed One, there is no plan or intention on the part of the remaining Fed One shareholders to sell, exchange or otherwise dispose of a number of shares of United common stock received in the Transaction that would reduce the Fed One shareholders' ownership of United common stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the formerly outstanding common stock of Fed One as of the same date. For purposes of this representation, shares of Fed One common stock exchanged for cash or other property, if any, or exchanged for cash in lieu of fractional shares of United common stock will be treated as outstanding Fed One common stock on the date of the transaction. Moreover, shares of Fed One common stock

Mr. Richard M. Adams
August __, 1998
Page 2


and shares of United common stock held by Fed One shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Transaction will be considered stock exchanged pursuant to the Transaction.

                  (4) UBC will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Fed One immediately prior to the Transaction. For purposes of this representation, amounts paid by Fed One to shareholders who receive cash or other property, Fed One assets used by Fed One to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Fed One immediately preceding the transfer, will be included as assets of Fed One immediately prior to the Transaction.

                  (5) Prior to the transaction, United will be in control of UBC within the meaning of Section 368(c) of the Internal Revenue Code.

                  (6) Following the Transaction, UBC will not issue additional shares of its stock that would result in United losing control of UBC within the meaning of Section 368(c) of the Internal Revenue Code.

                  (7) United has no plan or intention to liquidate UBC; to merge UBC with and into another corporation; to sell of otherwise dispose of the stock of UBC; or to cause UBC to sell or otherwise dispose of any of the assets of Fed One acquired in the Transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

                  (8) Following the Transaction, UBC will continue the historic business of Fed One or use a significant portion of Fed One's business assets in a business.

                  (9) United has no plan or intention to reacquire any of its stock issued in the merger.

                  (10) The liabilities of Fed One assumed by UBC and the liabilities to which the transferred assets of Fed One are subject were incurred by Fed One in the ordinary course of business.

                  (11) There is no intercorporate indebtedness existing between United and Fed One or between UBC and Fed One that was issued, acquired or will be settled at a discount.

                  (12) Fed One is not under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

Mr. Richard M. Adams
August __, 1998
Page 3

                  (13) The fair market value of the assets of Fed One transferred to UBC will equal or exceed the sum of the liabilities assumed by UBC, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (14) United, UBC, Fed One, and any shareholder thereof will pay their respective expenses, if any, incurred in connection with the merger.

                  (15) No party to the Transaction is an investment company, as defined in I.R.C. Section 368(a)(2)(F)(iii) and (iv).

                  (16) No stock of UBC will be issued in the transaction.

                  (17) The payment of cash to Fed One shareholders in lieu of fractional shares of United common stock is not separately bargained for consideration and is solely for the purpose of saving United the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the merger to the Fed One shareholders instead of issuing fractional shares of United common stock will not exceed 1% of the total consideration to be issued in the transaction to Fed One shareholders in exchange for their shares of Fed One common stock. The fractional share interests of each Fed One shareholder will be aggregated and no Fed One shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of United common stock.

                  (18) None of the compensation received by any shareholder-employees of Fed One will be separate consideration for, or allocable to, any of their shares of Fed One stock; none of the shares of United Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                                    OPINION
                                    -------

                  Based solely upon the information submitted and on the representations set forth above, we are of the opinion that:

                  (a) The statutory merger of Fed One with and into UBC will constitute tax-free reorganizations within the meaning of I.R.C. ss. 368;

Mr. Richard M. Adams
August __, 1998
Page 4


                  (b) No gain or loss should be recognized by United or UBC as a result of the consummation of the merger;

                  (c) No gain or loss should be recognized by a United Stockholder who receives shares of United Common Stock in exchange for shares of Fed One Common Stock, except as described below with respect to a United Stockholder who receives cash in lieu of a fractional share interest in United Common Stock;

                  (d) The aggregate adjusted tax basis of shares of United Common Stock (including a fractional share interest in United Common Stock deemed received and redeemed as described below) received by a United Stockholder should be the same as the aggregate adjusted tax basis of the shares of Fed One Common Stock exchanged therefor;

                  (e) The holding period of shares of United Common Stock (including a fractional share interest in United Common Stock deemed received and redeemed as described below) received by a U. S. Holder should include the holding period of the Fed One Common Stock exchanged therefor, provided such shares of Fed One Common Stock were held as capital assets at the Effective Time; and

                  (f) A United Stockholder who received cash in lieu of a fractional share interest in United Common Stock should be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution were "substantially disproportionate" with respect to the United Stockholder or were "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the United Stockholder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the United Stockholder's adjusted tax basis in the fractional share interest (determined as described in (d) above).

                  It should be noted that the opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion. There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions considered herein. Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations provided to us. If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

Mr. Richard M. Adams
August __, 1998
Page 5


                  Please note further that Treas. Reg. ss. 1.368-3 requires certain records to be kept and information to be filed with the federal income tax returns of each corporation which is a party to the reorganization.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 and any Amendment thereto (the "Registration Statement") in respect to the shares of United common stock to be issued in connection with the merger, and to the reference to this opinion under the caption "The Merger Certain Federal Income Tax Consequences" and elsewhere in the Prospectus/Joint Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                              Sincerely,

                                              BOWLES RICE McDAVID GRAFF & LOVE

                                              By __________________
                                                 Marc A. Monteleone
                                                 Its Member